Exhibit 10.10

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), by and among Media General, Inc., a Virginia corporation (the “Company”), and George L. Mahoney (the “Executive”), sets forth the terms and understandings regarding Executive’s termination of employment with the Company.

WHEREAS, the Executive has been employed by the Company under terms set forth in that certain Employment Agreement dated June 5, 2013, by and among the Company and the Executive (the “Employment Agreement”);

WHEREAS, pursuant to Section 3 of the Employment Agreement, Executive is entitled to certain payments and benefits upon a Qualifying Termination (as defined in the Employment Agreement);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger by and among the Company, Mercury New Holdco, Inc., Mercury Merger Sub 1, Inc., Mercury Merger Sub 2, LLC and LIN Media LLC dated as of March 21, 2014, as amended (the “Merger Agreement”);

WHEREAS, the Executive’s employment as an officer and employee of the Company shall terminate (the “Separation”) effective immediately prior and subject to the closing of the transaction contemplated by the Merger Agreement (such date, the “Separation Date”); and

WHEREAS, the Executive and the Company wish to settle their mutual rights and obligations under the Employment Agreement arising in connection with the Executive’s service with the Company and the Executive’s Separation.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Company and the Executive hereby agree as follows:

1.     Separation from the Company. Effective as of the Separation Date, the Executive hereby resigns from Executive’s position as Chief Executive Officer and from any other positions the Executive then may have with the Company and its subsidiaries and affiliates. The Executive shall promptly execute any additional documentation the Company may request to reflect such resignations.

2.     Compensation and Benefits through the Separation Date.

(a)     Base Salary. The Executive shall be entitled to continue to receive Executive’s current base annual salary through the Separation Date, which shall be paid in installments in accordance with the Company’s normal payroll practices.

(b)     Employee Benefits. Until the Separation Date, the Executive shall continue to be entitled to participate as an active employee in those employee benefit plans and programs in which Executive currently participates, subject to the terms and conditions of such plans. Effective as of the Separation Date, except as expressly provided herein, the Executive’s active participation in such plans shall cease, and the Executive shall continue to have all rights to accrued and vested benefits under such plans in accordance with their terms.

3.     Separation Payments and Benefits. In accordance with Section 3 of the Employment Agreement, the Executive shall be entitled to receive:

(a)     Separation Payment. The Company shall pay to the Executive an amount equal to (i) $2,187,500, which represents two (2) times the Executive’s current base salary and Target Annual Bonus Opportunity (as defined in the Employment Agreement) for the year of Separation and (ii) an additional $1,100,000 (the “Separation Payment”). The Company shall pay the Separation Payment to the Executive in a single lump sum on the first payroll date following the date that coincides with or immediately follows the date that is fifty-two (52) days following the Separation Date, subject to non-revocation of the Release, as provided in Section 3(f) below (the “Payment Date”). Such payment shall be subject to the terms and conditions of this Agreement, including applicable tax withholdings as provided herein.

(b)     2014 Annual Bonus. The Executive shall be entitled to a payment equal to the amount of Executive’s 2014 Annual Bonus (as defined in the Employment Agreement) that would otherwise have been paid to him in respect of 2014, had he remained in employment through the end of the year, if any, multiplied by a fraction, the numerator of which is the number of days in 2014 occurring through the Separation Date and the denominator of which is 365 (the “Pro-Rata Bonus”). The Pro-Rata Bonus shall be paid to the executive at the same time as 2014 bonuses are paid to the Company’s other senior executives.

(c)     Continuation of Health Benefits. The Company shall continue to provide the Executive continuation on the same terms as an active employee (including where applicable, coverage for the Executive and his dependents) of medical, dental, disability and life insurance that the Executive would otherwise be eligible to receive as an active employee of the Company for twelve (12) months following the Separation Date or, if earlier with respect to any particular benefit being continued, until the Executive becomes eligible for comparable benefits from a subsequent employer, which period of coverage shall be credited against the Company’s obligation to permit the Executive to elect continuation coverage under Section 4980B of the Code and any similar state law. The foregoing benefits are subject to the provisions of Section 3.2(c) of the Employment Agreement which provision shall survive following the Separation Date.

(d)     Indemnification. As provided in Section 7.1 of the Employment Agreement, a directors’ and officers’ liability insurance policy (or policies) shall be kept in place by the Company for the duration of any period in which a civil, equitable, criminal or administrative proceeding may be brought against the Executive, pursuant to the terms set forth in the Employment Agreement.

(e)     Stock Options. All outstanding stock options to purchase shares of the Company’s common stock held by the Executive as of immediately prior to the Separation Date (the “Options”) shall be governed by the terms of the Company’s applicable equity incentive compensation plans (the “Equity Plans”), the award agreements pursuant to which such awards were issued to the Executive, and the terms of the Merger Agreement; provided that, with respect to any such Options that are then unvested, such Options shall, immediately prior to the Separation Date, become fully vested and exercisable. Pursuant to the Merger Agreement, in connection with the closing of the transactions contemplated by the Merger Agreement, the Options will be converted to options with respect to shares of common stock of Mercury New Holdco, Inc.

(f)     Performance Accelerated Restricted Stock. All outstanding restricted shares of the Company’s common stock held by the Executive as of immediately prior to the Separation Date (“Restricted Shares”) shall be governed by the terms of the Equity Plans, award agreements pursuant to which such awards were issued to the Executive, and the terms of the Merger Agreement; provided that all Restricted Shares shall become fully vested immediately prior to the Separation Date and shall be exchanged for merger consideration pursuant to the Merger Agreement.

(g)     Release of Claims. The rights, payments and benefits to be provided to the Executive under Section 3 of this Agreement are subject to the Executive’s execution and delivery to the Company and non-revocation of an effective general release and waiver of claims in the form attached hereto as Exhibit A (the “Release”), to be executed, delivered and no longer subject to revocation not earlier than the Separation Date and not later than fifty-two (52) days following the Separation Date. The rights, payments and benefits to be provided to the Executive under Section 3 of this Agreement are subject to (i) the Executive’s execution and delivery to the Company following the Separation Date of a general release and waiver of claims in the form attached hereto as Exhibit A (the “Release”), and and (ii) the Release becoming effective and no longer subject to revocation on or before the 52nd day following the Separation Date. The date that the Release becomes effective and no longer subject to revocation is herein referred to as the “Release Effective Date”. If the Executive revokes the Release prior to the Release Effective Date, any of the payments or benefits provided pursuant to Sections 3(c), (d) or (e) or any proceeds thereof shall promptly be returned to the Company.

4.     Accrued Amounts. The Company shall pay and provide to the Executive in accordance with its customary practices: (i) all base salary earned but not yet paid through the Separation Date, (ii) unused vacation days paid out at the per-business-day base salary rate, (iii) additional vested benefits (if any) in accordance with the applicable terms of the applicable Company arrangements and (iv) reimbursement for any and all business expenses properly incurred prior to the Separation Date, payable in accordance with and subject to the terms of the Company’s reimbursement policy.

5.     No Mitigation. The Executive shall not have any duty to mitigate the amounts payable under this Agreement by seeking new employment or self-employment following separation from service. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive’s employment by another employer or self-employment.

6.     Restrictive Covenants. Section 4 (Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights) of the Employment Agreement will continue to apply to the Executive. As such, Section 4 of the Employment Agreement is incorporated into this Agreement by reference as if such section were set forth directly in this Agreement. If a court of competent jurisdiction shall have found that the Executive is in material breach of any restrictive covenant incorporated into this Agreement by reference, the Company shall have the right to terminate the initiation or continuation of the Severance Payment and other benefits described in Section 3 and to recover from Executive any and all amounts previously paid.

7.     Return of Company Property. The Executive shall promptly following the Separation Date return to the Company all documents, records, files and other information and property belonging or relating to the Company, its affiliates, customers, clients or employees. The Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company, and the Executive may not retain originals or copies of such materials without the express written approval of the Company.

8.     Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

9.     Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

10.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Virginia, without reference to its choice of law rules.

11.     Withholding. The Company shall deduct or withhold, or require the Executive to remit to the Company, the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder.

12.     Entire Agreement. This Agreement and the Release shall constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties with respect to the subject matter herein, including, the Employment Agreement; provided that, as set forth in Section 6 of this Agreement, certain provisions of the Employment Agreement are expressly incorporated into this Agreement and continue to be binding and enforceable by the parties hereto. The Executive acknowledges and agrees that Executive is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement or the Release. This Agreement and the Release may not be altered or modified other than in a writing signed by the Executive and an authorized representative of the Company.

13.     Notices. All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:

If to the Company:               333 East Franklin Street

Richmond, Virginia 23219

Attention:

Facsimile:

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

14.     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company.

15.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.     Section 409A.

(a)     Compliance. The parties hereto shall treat all payments and benefits under this Agreement as being exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this Agreement shall be interpreted in accordance with the foregoing. The parties hereto agree that they shall not take any tax position inconsistent with the foregoing.

(b)     Separation from Service. For purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a separation from service, the Separation Date shall constitute a “separation from service” within the meaning of Section 409A. For purposes of any such provision of this Agreement, references to a “Separation” or like terms shall mean separation from service.

(c)     Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(d)     Installments as Separate Payment. If under this Agreement, an amount is paid in two (2) or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

Media general, inc.

By:	/s/ Andrew C. Carington	Date:	December 18, 2014
Title:

EXECUTIVE

By:	/s/ George L. Mahoney	Date:	December 18, 2014

[Signature Page to Separation Agreement]

Exhibit A

RELEASE AGREEMENT

1.     In consideration of the payments and benefits to be made under the Separation Agreement, dated as of _________, 2014 (the “Separation Agreement”), by and between George L. Mahoney (the “Executive”) and Media General, Inc. (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself or herself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Separation Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

A.     rights of the Executive arising under, or preserved by, this Release or the Separation Agreement;

B.     the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.     claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

D.     rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

[Signature Page to George Mahoney Release]

2.     The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.     This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.     The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.     As to rights, claims and causes of action arising under ADEA, the Executive acknowledges that  he or she has been given a period of twenty-one (21) days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he or she may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of any cash severance or the continuation of benefits (as set forth in Section 3(c) of the Separation Agreement), but the remainder of the Separation Agreement shall continue in full force.

6.     Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Executive.

7.     The Executive acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8.     The Executive acknowledges that he or she has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

9.     The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

10.     The Executive acknowledges that the severance payments and benefits he or she is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

11.     Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.     This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13.     The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14.     This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15.     This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

16.     Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of ____________________.

By:
Name:
Title:

GEORGE L. MAHONEY

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